NOWAUTO GROUP, INC. ANNOUNCES FISCAL THIRD QUARTER RESULTS.

Company Initiatives Progress Despite Weakened Economy

Tempe, Ariz., May 15, 2008. NowAuto Group, Inc. (NAUG:BB and NWAU.PK) today announced results for its fiscal 2008 second quarter ended March 31, 2007. The Company reported revenue of $1.3 million and a net loss of $0.03 per diluted share versus revenue of approximately $1.6 million and a net loss of $0.08 per diluted share in the prior year. During the quarter ended March 31, 2008 gross margin was 45% reflecting increased finance income and higher margin sales. As previously stated, the switch from sales to leases adversely impacted reported revenue as an increased portion of lease revenue is recorded as deferred revenue. In addition, the Company experienced lower volume during the quarter due to significantly lower contract purchases, caused by lower credit quality and sales volume.

Charge-offs and defaults improved significantly over the prior quarter and year in spite of challenging economic conditions. Net Contract Receivables and deferred revenue from leases increased 13% over the prior quarter. Administrative and operating expenses were significantly lower than the prior year by approximately 36% in spite of significantly higher interest expense.

“The present condition of the sub-prime and below sub-prime auto market has continued to impact our industry and our company” said CEO Scott Miller. “While our emphasis is always on collections, our challenge in the current environment is to aggressively work with our customers to maintain active contracts. Efforts begun the last Fall to maintain contracts resulted in significantly improved bad debt charges over the prior year. Our commitment to customers and shareholders alike remains; NowAuto will do whatever it can to maintain productive contracts without placing imprudent demands on our customers” Miller said.

“We are working diligently to adjust our business model to the current economic environment. Arizona now has the 3rd highest mortgage foreclosure rate in the nation. Many people will be looking to repair their credit. With this in mind, we will begin reporting our customers’ payment history and credit status to the credit bureau beginning in the June 2008 quarter. We are also implementing programs to assist customers during periods of unemployment or major illness”, said Faith Forbis, CFO.

“Concurrent to working with existing customers, we have increased advertising and initiated new customer incentive programs to increase sales during this slower period” said Chief Operating Officer Tino Valenzuela. “Our vehicle conditioning center was opened in December 2007. While our emphasis in this capacity is to provide the most reliable vehicle possible for our customers, we do expect this part of our business to be a profit center by the end of calendar 2008” Valenzuela said.

“As previously announced, we have taken significant strides in identifying an acquirer” stated Miller. “While, we hope to be in a position to make a public announcement in coming months, it is more important that the best candidate and completion of due diligence be done before any announcement is made. Consummation of a transaction, if there indeed is one, will not likely occur until later in 2008. Our goal is to find the candidate that offers to our shareholders the best prospects for the future” Miller added.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates three buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
(480) 990-0007
ir@nowauto.com

Source: NowAuto Group, Inc.